Exhibit 99.1

GAP INC. REPORTS MAY SALES UP 7 PERCENT;

COMPARABLE STORE SALES UP 6 PERCENT

SAN FRANCISCO — June 3, 2004 — Gap Inc. (NYSE: GPS) today reported net sales of $1.2 billion for the four-week period ended May 29, 2004, which represents a 7 percent increase compared with net sales of $1.1 billion for the same period ended May 31, 2003. The company’s comparable store sales for May 2004 increased 6 percent compared with a 10 percent increase in May 2003.

Comparable store sales by division for May 2004 were as follows:

•	Gap U.S.: positive 11 percent versus positive 8 percent last year

•	Gap International: negative 3 percent versus positive 17 percent last year

•	Banana Republic: positive 8 percent versus positive 2 percent last year

•	Old Navy: positive 4 percent versus positive 13 percent last year

“Positive traffic and strong product acceptance helped continue momentum at Gap, Banana Republic and Old Navy in May,” said Sabrina Simmons, Senior Vice President, Treasury and Investor Relations. “We continue to deliver year-over-year merchandise margin growth through more regular price selling and improved margins on full-price and markdown items.”

Year-to-date net sales of $4.9 billion for the 17 weeks ended May 29, 2004, increased 9 percent compared with net sales of $4.5 billion for the same period ended May 31, 2003. The company’s year-to-date comparable store sales increased 7 percent compared with a 12 percent increase in the prior year.

As of May 29, 2004, Gap Inc. operated 3,011 store locations compared with 3,106 store locations last year.

Gap Inc. will announce June sales on July 8, 2004.

For more detailed information, please call 800-GAP-NEWS to listen to Gap Inc.’s monthly sales recording. International callers may call 706-634-4421.

# # #

Gap Inc. Copyright Information

All recordings made on 800-GAP-NEWS have been recorded on behalf of Gap Inc. and consist of copyrighted material. They may not be re-recorded, reproduced, retransmitted or rebroadcast without Gap Inc.’s express written permission. Your participation represents your consent to these terms and conditions, which are governed under California law.

Investor Relations:	Media Relations:
Evan Price	Debbie Eliades
415-427-2161	415-427-4585